AMERICAN BEACON FUNDS

A CLASS

DISTRIBUTION PLAN

AMENDED AND RESTATED SCHEDULE A

As noted in Paragraph 1 of the American Beacon Funds A Class Distribution Plan, the following Funds have adopted the American Beacon Funds A Class Distribution Plan:

Balanced Fund	Mid-Cap Value Fund
Emerging Markets Fund	Retirement Income and Appreciation Fund
Flexible Bond Fund	Short-Term Bond Fund
High Yield Bond Fund	Small Cap Value Fund
Intermediate Bond Fund	Treasury Inflation Protected Securities Fund
International Equity Fund	Zebra Large Cap Equity Fund
Large Cap Growth Fund	Zebra Small Cap Equity Fund
Large Cap Value Fund	Small Cap Value II Fund
SiM High Yield Opportunities Fund	Stephens Mid-Cap Growth Fund
Bridgeway Large Cap Value Fund	Holland Large Cap Growth Fund
Stephens Small Cap Growth Fund

Dated: February 3, 2012